Exhibit 99.1

Astera Labs Appoints Dr. Craig Barratt to Board of Directors
Dr. Barratt brings leadership experience in scaling high-growth public and private technology companies
SANTA CLARA, CA, U.S. – March 3, 2025 – Astera Labs, Inc. (Nasdaq: ALAB), a global leader in semiconductor-based connectivity solutions for AI and cloud infrastructure, today announced the appointment of Dr. Craig Barratt to its Board of Directors. Dr. Barratt is a seasoned technology industry veteran with decades of experience as an impactful leader and board member at networking, semiconductor, and medical device companies.
“Craig’s proven track record of scaling high-growth technology companies and driving breakthrough innovations at industry leaders like Atheros, Google, and Qualcomm makes him an invaluable addition to Astera Labs’ Board of Directors,” said Jitendra Mohan, CEO and Co-founder, Astera Labs. “His strategic insight and deep technical expertise will provide critical guidance as we continue to expand our leadership in connectivity solutions for AI and cloud infrastructure.”
Dr. Barratt served as President, CEO, and a Director of Atheros Communications, Inc., a fabless semiconductor company and Silicon Valley success story that developed wireless and wired communication technologies. During his tenure, he led the company through an IPO until its acquisition by Qualcomm, when he then took up the position of President at Qualcomm Atheros, the networking and connectivity subsidiary of Qualcomm.
Dr. Barratt is also the former Senior Vice President and General Manager of the Connectivity Group at Intel Corporation, since its acquisition of Barefoot Networks, Inc., where he led the computer networking company as President and CEO. Prior to Barefoot Networks, he held several roles at Google, Inc., including Senior Vice President, Access and Energy.
Dr. Barratt currently chairs the board of Intuitive Surgical, Inc. (Nasdaq: ISRG) – a medical device technology market leader – and previously served on the board of IonQ Inc. He holds doctorate and Master of Science degrees in electrical engineering from Stanford University, as well as undergraduate degrees in electrical engineering and in pure mathematics and physics from the University of Sydney.
“Craig is a highly accomplished leader with deep expertise in scaling innovative technology companies and shaping transformative products in the semiconductor and networking industries,” said Manuel Alba, Chairman of the Board, Astera Labs. “His extensive board and executive experience, combined with his strategic vision, will be instrumental in helping to steer Astera Labs as we continue our rapid growth and innovation in AI connectivity.”
“Astera Labs is at the forefront of enabling the next generation of AI and cloud infrastructure with its unmatched execution in addressing the industry’s most critical connectivity bottlenecks,” said Dr. Craig Barratt. “I am excited to join the Board and collaborate with the team to support the company’s strong momentum and strengthen its industry leadership.”

About Astera Labs
Astera Labs is a global leader in purpose-built connectivity solutions that unlock the full potential of AI and cloud infrastructure. Our Intelligent Connectivity Platform integrates PCIe®, CXL®, and Ethernet semiconductor-based solutions and the COSMOS software suite of system management and optimization tools to deliver a software-defined architecture that is both scalable and customizable. Inspired by trusted relationships with hyperscalers and the data center ecosystem, we are an innovation leader delivering products that are flexible and interoperable. Discover how we are transforming modern data-driven applications at www.asteralabs.com.
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CONTACT: Joe Balich
Joe.balich@asteralabs.com

INVESTOR CONTACT: Leslie Green
ir@asteralabs.com